Exhibit 99.1

Centessa Pharmaceuticals Reports Financial Results and Business Highlights for
the First Quarter of 2024

•Hemophilia Program: Ongoing registrational PRESent-2 and PRESent-3 studies of SerpinPC for the treatment of hemophilia B; PRESent-2 interim analysis planned in 2024

•Orexin Agonist Program: Cleared IND and initiated Phase 1 first-in-human clinical trial of ORX750, a highly potent and selective OX2R agonist for the treatment of narcolepsy; Clinical proof-of-concept data in acutely sleep-deprived healthy volunteers planned in 2H of 2024

•LockBody® Technology Platform: Ongoing Phase 1/2a study of LB101 (PD-L1xCD47) for the treatment of solid tumors

•Cash runway, extended by recent public offering, supports clinical plans through multiple data readouts

BOSTON and LONDON, May 13, 2024: Centessa Pharmaceuticals plc (Nasdaq: CNTA), a clinical-stage pharmaceutical company that aims to discover and develop medicines that are transformational for patients, today reported financial results and business highlights for the first quarter ended March 31, 2024.

“2024 is off to a strong start for Centessa. Following clearance of our IND, we recently initiated the Phase 1 first-in-human, clinical trial of ORX750, a highly potent and selective orexin receptor 2 (OX2R) agonist for the treatment of narcolepsy, and remain on track with our goal to share proof-of-concept data in acutely sleep-deprived healthy volunteers in the second half of this year,” said Saurabh Saha MD PhD, Chief Executive Officer of Centessa. “We believe this study has the potential to deliver robust translational results that could lay the foundation for an orexin agonist clinical development program targeting narcolepsy Type 1 and Type 2 with the potential to expand into other sleep-wake disorders including idiopathic hypersomnia, as well as broader neurological indications. Additionally, the PRESent registrational studies for SerpinPC for the treatment of hemophilia B are progressing, and we plan to conduct an interim analysis of the PRESent-2 study later this year.”

Dr. Saha continued, “We are thrilled to now be progressing all three of our most advanced pipeline programs in clinical studies focused on areas with significant unmet need, including hemophilia B, sleep-wake disorders, and solid tumors. With our recently strengthened balance sheet, we believe we are well positioned to execute on our clinical plans through multiple clinical readouts.”

Recent Highlights
•In April and May, the Company completed an underwritten public offering of 12,390,254 American Depositary Shares (“ADSs”) in the aggregate, at a price to the public of $9.25 per ADS, resulting in net proceeds of approximately $107.2 million, which included the underwriters’ over-allotment option to purchase additional shares.
•In April, the Company announced that the U.S. Food and Drug Administration (FDA) cleared the Investigational New Drug application (IND) to initiate a Phase 1 first-in-human (FIH), clinical trial of ORX750 for the treatment of narcolepsy.
•In February, the Company presented data from the third year (Part 5) of the ongoing Phase 2a study of SerpinPC, an investigational subcutaneously administered novel inhibitor of activated protein C (APC) for the treatment of hemophilia, during an oral presentation at the European Association for Haemophilia and Allied Disorders (EAHAD). Part 5 data from the Phase 2a study showed a continued favorable safety and tolerability profile for SerpinPC, as well as sustained long-term efficacy results, as measured by a 96% reduction in the median all-bleed annualized bleeding rate (ABR) from the prospective baseline measured during the pre-exposure observation period. To date, there have been no thromboembolic events and no treatment-related sustained elevations of D-dimer observed throughout the Phase 2a study.

Anticipated Upcoming Program Milestones
•Hemophilia Program - The registrational PRESent-2 (moderately severe to severe hemophilia B without inhibitors, and severe hemophilia A with or without inhibitors) and PRESent-3 (hemophilia B with inhibitors) studies of SerpinPC are ongoing. For PRESent-2, the Company plans to review Part 1 data in 2024 (interim analysis) with the goal of confirming a dose and advancing to Part 2 of the study. The primary endpoint of the PRESent-2 study is the rate of treated bleeds (expressed as ABR) during the first 24 weeks of treatment with SerpinPC (Part 2) compared to the observation period. The Company plans to share Part 1 data at a medical conference in late 2024 or early 2025.
•Orexin Agonist Program - The Phase 1 FIH clinical study of ORX750, which is being progressed for the treatment of narcolepsy, has been initiated. The Company expects to share clinical proof-of-concept data in acutely sleep-deprived healthy volunteers in 2H of 2024.
•LockBody Technology Platform - The Phase 1/2a FIH clinical study of LB101 (PD-L1xCD47 LockBody) for the treatment of solid tumors is ongoing.

Where applicable, the Company plans to provide updates on preclinical assets including follow-up orexin agonists and LB206, a PD-L1xCD3 LockBody, when they advance toward clinical studies.

First Quarter 2024 Financial Results
•Cash, Cash Equivalents and Short-term Investments: $230.2 million as of March 31, 2024. The Company expects its cash, cash equivalents and short-term investments as of March 31, 2024, in combination with approximately $107.2 million in aggregate net proceeds from our offering of ADSs completed in April and May 2024, will fund operations into mid-2026, without drawing on the remaining available tranches under the Oberland credit facility.
•Research & Development Expenses: $22.7 million for the first quarter ended March 31, 2024, compared to $32.8 million for the first quarter ended March 31, 2023.
•General & Administrative Expenses: $13.4 million for the first quarter ended March 31, 2024, compared to $16.1 million for the first quarter ended March 31, 2023.
•Net Loss Attributable to Ordinary Shareholders: $38.0 million for the first quarter ended March 31, 2024, compared to $50.7 million for the first quarter ended March 31, 2023.

About Centessa Pharmaceuticals
Centessa Pharmaceuticals plc is a clinical-stage pharmaceutical company that aims to discover and develop medicines that are transformational for patients. Our most advanced programs include a hemophilia program, an orexin agonist program for the treatment of narcolepsy and other sleep-wake disorders, and an immuno-oncology program focused on our LockBody® technology platform. We operate with the conviction that each of our programs has the potential to change the current treatment paradigm and establish a new standard of care. For more information, visit www.centessa.com, which does not form part of this release.

About SerpinPC
SerpinPC is an investigational, subcutaneously administered novel inhibitor of APC being developed as a potential treatment for hemophilia, regardless of severity or inhibitor status, and which may also be developed to prevent bleeding associated with other bleeding disorders. The registrational program for SerpinPC in hemophilia B includes a set of clinical studies with multiple components. PRESent-5 is an observational feeder study to collect prospective observational data for minimum defined periods before switching to dosing subjects in the interventional studies. The interventional studies include PRESent-2 (moderately severe to severe hemophilia B without inhibitors, and severe hemophilia A with or without inhibitors) and PRESent-3 (hemophilia B with inhibitors). Additional information on the trials can be accessed at www.clinicaltrials.gov (NCT05605678, NCT05789524, NCT05789537). The U.S. Food and Drug Administration (FDA) has granted Fast Track designation to SerpinPC for the treatment of hemophilia B, with or without inhibitors. SerpinPC has not been approved by the FDA or any other regulatory authority for any use.
About ORX750
Centessa’s first orexin development candidate is ORX750, an investigational, orally administered, highly potent and selective orexin receptor 2 (OX2R) agonist designed to directly target the underlying pathophysiology of orexin neuron loss in narcolepsy type 1 (NT1), with potential applicability to narcolepsy type 2 (NT2), idiopathic hypersomnia (IH), and other sleep-wake disorders with normal orexin levels. ORX750 has been shown in preclinical studies to potently activate the OX2R with an in vitro EC50 of 0.11 nM and 9,800-fold selectivity over the human orexin receptor (hOX1R). ORX750 is in a Phase 1 clinical study for the treatment of narcolepsy. ORX750 has not been approved by the FDA or any other regulatory authority.
About the LockBody Technology Platform and LB101
Centessa’s proprietary LockBody technology platform aims to redefine immuno-oncology treatment for patients with cancer. LockBody drug candidates are designed to selectively drive potent effector function activity, such as CD47 or CD3, to the tumor micro-environment (TME) while avoiding systemic toxicity. Centessa’s first LockBody candidate is LB101, a conditionally tetravalent PD-L1xCD47 bispecific monoclonal antibody which has two anti-CD47 domains blocked by two anti-PD-L1 domains, with proprietary human IgG-derived hinges linking the anti-CD47 and anti-PD-L1 domains. The cell-killing mechanism of action, CD47, is designed to be blocked by the PD-L1 tumor targeting domain until the IgG-derived hinges are naturally degraded in the TME, thus unlocking and activating the CD47 effector function activity in the tumor. LB101 is in a Phase 1/2a clinical trial. Additional information on the trial can be accessed at www.clinicaltrials.gov (NCT05821777). LB101 is an investigational agent that has not been approved by the FDA or any other regulatory authority.

Forward Looking Statements
This press release contains forward-looking statements. These statements may be identified by words such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” “aim,” “seek,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements related to the Company’s ability to discover and develop transformational medicines for patients; its expectations for executing on the Company's pipeline; its expectations on its anticipated cash runway; the timing of commencement of new studies or clinical trials or clinical and preclinical data related to SerpinPC, LB101, other LockBody candidates, the LockBody technology platform, ORX750 and other orexin agonist molecules; its ability to identify, screen, recruit and maintain a sufficient number of or any subjects in its existing and anticipated studies or clinical trials including PRESent-5, the observational feeder study, PRESent-2 and PRESent-3 and studies or trials of LB101 and any other LockBody candidates, ORX750 and other orexin agonist molecules and its expectations on executing its research and clinical development plans and the timing thereof; the Company’s ability to differentiate SerpinPC, LB101, other LockBody candidates, ORX750 and other orexin agonist molecules from other treatment options; the development, design and therapeutic potential of SerpinPC, LB101, other LockBody candidates, the LockBody technology platform, ORX750 and other orexin agonist molecules; and regulatory matters, including the timing and likelihood of success of obtaining regulatory clearance, obtaining authorizations to initiate or continue clinical trials. Any forward-looking statements in this press release are based on our current expectations, estimates, assumptions and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the safety and tolerability profile of our product candidates; our ability to identify, screen and recruit a sufficient number of or any subjects in our existing and anticipated new studies or clinical trials including PRESent-2, PRESent-3, PRESent-5, and studies or trials of LB101 and ORX750 or within anticipated timelines; our expectations relating to the Phase 1 first-in-human, clinical trial of ORX750, including the predicted timing of enrollment, the predicted efficacious doses of ORX750 and our ability to successfully conduct our clinical development of ORX750, our ability to protect and maintain our intellectual property position; business (including commercial viability), regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about the Company; risks inherent in developing product candidates and technologies; future results from our ongoing and planned clinical trials; our ability to obtain adequate financing, including through our financing facility with Oberland, to fund our planned clinical trials and other expenses; trends in the industry; the legal and regulatory framework for the industry, including the receipt and maintenance of clearances to conduct or continue clinical testing; our operating costs and use of cash, including cash runway, cost of development activities and conducting clinical trials, future expenditures risks; the risk that any one or more of our product candidates will not be successfully developed and/or commercialized; the risk that the historical results of preclinical studies or clinical studies will not be predictive of future results in ongoing or future studies; economic risks to the United States and United Kingdom banking systems; and geo-political risks such as the Russia-Ukraine war or the Middle East conflicts. These and other risks concerning our programs and operations are described in additional detail in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and our other reports, which are on file with the U.S. Securities and Exchange Commission (SEC). We explicitly disclaim any obligation to update any forward-looking statements except to the extent required by law.

Contact:
Kristen K. Sheppard, Esq.
SVP of Investor Relations
investors@centessa.com

Centessa Pharmaceuticals plc
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(amounts in thousands except share and per share data)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Operating expenses:
Research and development	$22,652	$32,826
General and administrative	13,438	16,051
Loss from operations	(36,090)	(48,877)
Interest income	2,591	2,531
Interest expense	(2,529)	(2,345)
Other expense, net	(1,537)	(1,346)
Loss before income taxes	(37,565)	(50,037)
Income tax expense	481	677
Net loss	(38,046)	(50,714)

Other comprehensive income (loss):
Foreign currency translation adjustment	(25)	898
Unrealized gain on available for sale securities, net of tax	155	—
Other comprehensive income	130	898

Total comprehensive loss	$(37,916)	$(49,816)

Net loss per ordinary share - basic and diluted	$(0.38)	$(0.53)
Weighted average ordinary shares outstanding - basic and diluted	99,887,720	94,937,904

Centessa Pharmaceuticals plc
Condensed Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	March 31, 2024	December 31, 2023
Total assets:
Cash and cash equivalents	$118,218	$128,030
Short-term investments	111,959	128,519
Other assets	97,994	103,697
Total assets	$328,171	$360,246

Total liabilities
Other liabilities	$36,208	$48,302
Long term debt	76,800	75,700
Total liabilities	113,008	124,002

Total shareholders’ equity	215,163	236,244
Total liabilities and shareholders' equity	$328,171	$360,246